Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

ZAP.COM CORPORATION

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, ZAP.COM CORPORATION (the “Corporation”) hereby adopts the following Restated Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation shall be ZAP.COM Corporation.

ARTICLE II

RESIDENT AGENT

The name and address of the Corporation’s initial resident agent is John P. Fowler, Marshall Hill Cassas & de Lipkau, 333 Holcomb Avenue, Suite 300, Reno, Nevada 89502, The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

ARTICLE IV

STOCK

SECTION 4.01    AUTHORIZED CAPITAL STOCK. The total number of shares of stock this Corporation is authorized to issue shall be 1,650,000,000 shares. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock.”

SECTION 4.02     COMMON STOCK. 1,500,000,000 shares of the authorized stock, par value $0.001 per share, are designated Common Stock. The holder of each share of Common Stock shall have one vote per share on all matters placed before the stockholders.

SECTION 4.03     PREFERRED STOCK. 150,000,000 shares of the authorized stock, par value $0.01 per share, are designated Preferred Stock. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)	The number of shares to constitute the class or series and the designation thereof;

(b)	The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof if any, with respect to any class or series;

(c)

Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(d)

Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof.

(e)

The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(f)

The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of the Corporation;

(g)

Whether or not the shares of any class or series is convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions;

(h)

Whether or not the holders of shares of each class or series of Preferred Stock have voting rights for the election or removal of directors or for any other purpose and upon which circumstances any or all voting rights shall be exercised or exercisable;

(i)	Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized and unissued shares of the Preferred Stock.

ARTICLE V

DIRECTORS AND INCORPORATORS

SECTION 5.01    GOVERNING BOARD OF DIRECTORS. The governing board shall be styled “Board of Directors” and the first Board of Directors shall consist of one director. The number of directors may at any time or times be increased or decreased to a maximum number of twelve (12) as provided in the By-Laws, provided that after the initial Board of Directors expands the size of the Board of Directors to three (3) directors or more, the Board of Directors shall thereafter consist of no less than three (3) directors.

SECTION 5.02    INITIAL NUMBER OF DIRECTORS. The names and post office addresses of the members of the first Board of Directors, which shall be one (1) in number, is as follows:

Avram Glazer

80 Ambassador Drive

Rochester, New York 14610

Subject to Section 5.03, this individual shall serve as a director until the first annual meeting of stockholders or until his successor is elected and qualified.

SECTION 5.03    CLASSIFICATION OF DIRECTORS. On the first date (the “Classification Date”) that the size of the Board of Directors is increased in size to three (3) or more directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each Class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The Corporation’s initial director shall determine the Class for each director after being elected to the Board. At each succeeding annual meeting of stockholders following the classification of the directors, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. The Class I directors shall stand for election at the first annual meeting of Stockholders following the Classification Date, the Class II directors shall stand for election at the second succeeding annual stockholders meeting following the Classification Date and the Class III directors shall stand for election at the third succeeding annual Stockholders meeting following the Classification Date. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such Class shall hold office for a term that shall coincide with the remaining team of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor is elected and qualifies, subject, however, to the prior death, resignation, retirement, disqualification or removal from office.

SECTION 5.04    VACANCIES. Except as otherwise provided in a Certificate of Designation setting forth the rights of the holders of any class or series of Preferred Stock, any vacancy on the Board of Directors that results from the death, resignation, retirement, disqualification or removal from office of any director, an increase in the number of directors, or any other reason may be filled by a majority of the Board of Directors then in office, or by a sole remaining director. Vacancies shall not be filled by a vote or written consent of the solders: Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

SECTION 5.05    CLASSIFICATION IF PREFERRED STOCKHOLDERS ELECT DIRECTORS. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Restated Articles or an amendment to these Restated Articles applicable thereto, or the terms of a Certificate of Designation of the Preferred Stock filed with the Nevada Secretary of State applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

SECTION 5.06    NOTICE OF NOMINATIONS. Advance notice of stockholder nominations for the election of directors and the proposal of business by stockholders shall be given in the manner provided in the By-Laws, as amended and in effect from time to time.

SECTION 5.07    INCORPORATOR. The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

John P. Fowler

Marshall Hill Cassia & de Lipkau

333 Holcomb Avenue, Suite 300

Reno, Nevada 89502

ARTICLE VI

STATUTES NOT APPLICABLE

The provisions of Nevada Revised Statutes 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

ARTICLE VII

STOCKHOLDER VOTING

SECTION 7.01    WRITTEN CONSENT. During any period of time in which Zapata is not the beneficial owner of Common Stock and Preferred Stock which entitles it to cast more than fifty percent (50%) of the votes entitled to be cut in the election of directors (“Voting Stock Majority”), no action required or permitted to be taken at a meeting of the stockholders of this Corporation shall be taken by written consent of the stockholders.

SECTION 7.02    CALLING SPECIAL MEETING. Subject to all the rights of holders of any class or series of stock having a preference over Common Stock as to dividends or upon dissolution liquidation or winding up of the Corporation, special meetings of the Board of Directors or stockholders may only be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors and no holder of Common Stock shall be entitled to call a meeting of the stockholders, except as provided in Section 7.03.

SECTION 7.03    CALLING MEETINGS AT REQUEST OF ZAPATA. At any time during which Zapata and its affiliates own at least a Voting Stock Majority, the officers of this Corporation shall call a meeting of the stockholders upon the written request of Zapata and no other stockholder shall at any time have any right to call a meeting of stockholders.

ARTICLE VIII

DIRECTORS’ AND OFFICERS’ LIABILITY

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or

(ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE IX

INDEMNITY

SECTION 9.01    RIGHT TO INDEMNITY. Subject to any restrictions set forth in the By-Laws of this Corporation, every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

SECTION 9.02    EXPENSES ADVANCED. Subject to any restrictions set forth in the By-Laws of this Corporation, expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

SECTION 9.03    BY-LAWS; INSURANCE. Without limiting the application of the foregoing, the Board of Directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, to limit the right of indemnification, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person.

The indemnification and advancement of expenses provided in this Article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLE X

AMENDMENT OF CERTAIN ARTICLES AND BYLAWS

Notwithstanding any other provision of these Restated Articles, an amendment thereto, a resolution of the Board of Directors or a Certificate of Designation of the rights, powers, limitations, preferences, restrictions and relative rights of any class or series of stock filed with the Nevada Secretary of State, or the By-Laws of this Corporation in effect from time to time, the affirmative vote of holders of two-thirds of the voting power of the capital stock shall be required to amend, alter, change or repeal Article V, Article VII or Article XI of these Restated Articles and amend, alter, change or repeal any By-Law relating to the following subject matters: stockholder action without a meeting; the calling of special stockholder meetings; notices of stockholder meetings; the number election and term of the Corporation’s directors; the filling of vacancies in the Board of Directors; and the removal of directors. Neither the directors nor the stockholders shalt promulgate By-Laws inconsistent with these Restated Articles and any and all such inconsistent By-Laws shall be null and void.

Dated this 12th day of November, 1999.